EXHIBIT 23.2
Consent of Independent Petroleum Engineers

We hereby consent to the inclusion in the current report on Form 8-K/A of Vital Energy, Inc. and incorporation by reference in Vital Energy, Inc.’s Registration Statements on Form S-3 (File Nos. 333-257799, 333-260479, 333-263752, 333-271095, 333-275259, 333-275347, 333-275348 and 333-276380) and Form S-8 (File Nos. 333-178828, 333-211610, 333-231593 and 333-256431) of all references to our firm and information from our reserve report and oil, natural gas and NGL reserves estimates and forecasts of economics as of December 31, 2022, dated November 7, 2023, relating to the oil and gas reserves of Pickering Energy Partners.

CAWLEY, GILLESPIE & ASSOCIATES, INC.
Texas Registered Engineering Firm

/s/ J.Zane Meekins
J. Zane Meekins, P.E.
Executive Vice President

Fort Worth, Texas
February 14, 2024